Exhibit (h)(2)

Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and between Foreside Fund Services, LLC (the “Distributor”), and The Relative Value Fund (“Fund”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to LM Foreside Holdings LLC (the “Transaction”).

Effective as of the closing of the Transaction, the Fund and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the Distributor and The Relative Value Fund effective May 1, 2017 (the “Existing Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms as to each Fund, provided such continuance is specifically approved at least annually by (i) each Fund’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty with respect to a particular Fund, on at least sixty (60) days’ written notice, by the Fund’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to all Funds. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the closing date of the Transaction.

FORESIDE FUND SERVICES, LLC	THE RELATIVE VALUE FUND

By: /s/Richard J. Berthy	By: /s/Michael Peck
Name: Richard J. Berthy	Name: Michael Peck
Title: President	Title: President